Exhibit 99.2
2006 Director Compensation Plan
THE YANKEE CANDLE COMPANY, INC.
2006 Director Compensation Plan
(Non-Employee Directors Only)
Equity
     Initial
Upon initial election to the Board, a Director is awarded an option to purchase 20,000 shares of Yankee common stock.
Option price per share – New York Stock Exchange closing price on date preceding date of grant
Vesting – 25% per year on anniversary date of grant
     Annual
An eligible Director is awarded an option to purchase 1,250 shares of Yankee common stock for each regularly scheduled Board meeting that such Director attended during the previous calendar year, up to a maximum of 5,000 shares. Such awards shall be made by the Compensation Committee of the Board following the Company’s announcement of its earnings for the prior fiscal year.
Cash
Base: $30,000 payable in four equal installments of $7,500 to be paid quarterly

Additional:	$2,250 for Board meeting attended in person or
$1,125 for each Board meeting attended by phone
Committees: Committee members are paid $1,250 for each committee meeting in which the committee member participates, if attending in person, or $625 if attending by phone.
The Audit Committee chair is paid an additional $4,000/year in four equal installments of $1,000 to be paid quarterly. The Compensation Committee chair and the Nominating and Governance Committee chair are paid an additional $2,000/year in four equal installments of $500 to be paid quarterly.